EXHIBIT 4.6

NICHOLAS FINANCIAL, INC.

EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD

[Name]

[Address]

Dear                                 :

You have been granted a Performance Share award for shares of common stock of Nicholas Financial, Inc. (the “Company”) under the Nicholas Financial, Inc. Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Performance Period:	, 200 through , 200

Performance Criteria:	You will earn a number of Shares based on the Company’s achievement of the Performance Goal at the end of the Performance Period as follows:

	Achievement	Number of Performance Shares Earned
% of Target % of Target Target % of Target % of Target

The “Target” Performance Goal for the Performance Period is                                          .

If your employment or service terminates prior to the end of the Performance Period due to death or Disability, you will be eligible to receive a number of Performance Shares equal to the number of shares specified above assuming the Target Performance Goal had been met, multiplied by a fraction, the numerator of which is the number of days that have elapsed since the first day of the Performance Period to the date of your termination, and the denominator of which is equal to the number of days in the full Performance Period. For this purpose, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Administrator.

If your employment or service terminates prior to the end of the Performance Period for any other reason, this Award will terminate in full on the date of such termination and you will not earn any Performance Shares.

Issuance of Certificates:	As soon as practicable after the end of the Performance Period, the Company will issue in your name certificate(s) evidencing your earned Performance Shares. If, however, you terminate employment or service due to death or Disability, the Company will issue certificate(s) evidencing your earned Performance Shares as soon as practicable after the date of your termination.

Transferability of Shares:	By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:	To the extent that the receipt of the Performance Shares results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Performance Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

•     This Performance Share Award may be amended only by written consent signed by you and the Company, unless the amendment is not to your detriment.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

•     This Agreement may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU

AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE

PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE

PROSPECTUS DESCRIBING THE PLAN.

Authorized Officer	Recipient

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